Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 16, 2004, (except for paragraphs 13 and 14 of Note 1, and Note 9, as to which the date is May 27, 2005) accompanying the consolidated financial statements of Bioenvision, Inc. and subsidiaries appearing in the Annual Report on Form 10-KSB/A for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Bioenvision, Inc. and subsidiaries on Form S-8 (File No. 333-113094, effective date February 25, 2004).



/s/ Grant Thornton LLP

Grant Thornton LLP
New York, New York
June 24, 2005